Exhibit 2.1

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTRÉAL

No: 500-11-036133-094

DATE: September 23, 2010

PRESENT: THE HONOURABLE CLÉMENT GASCON, J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

And

ABITIBI-CONSOLIDATED INC.

And

BOWATER CANADIAN HOLDINGS INC.

And

THE OTHER PETITIONERS LISTED ON SCHEDULES “A”, “B” AND “C”

Petitioners

And

ERNST & YOUNG INC.

Monitor

SANCTION ORDER

CONSIDERING the Motion for an Order Sanctioning the Plan of Reorganization and Compromise and Other Relief (the “Motion”), pursuant to Sections 6, 9 and 10 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “CCAA”), Section 191 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) and other legislation set forth in the Restructuring Transactions Notice, the affidavit of Bruce Robertson in support thereof, the

Monitor’s Fifty-Seventh, Supplemental Fifty-Seventh, Fifty-Eighth and Fifty-Ninth Reports dated September 7, September 13, September 16 and September 17, 2010, respectively, the plan of reorganization and compromise (as modified, amended or supplemented by CCAA Plan Supplements 3.2, 6.1(a)(i) (as amended on September 13, 2010) and 6.1(a)(ii) dated September 1, 2010, CCAA Plan Supplements 6.8(a), 6.8(b) (as amended on September 13, 2010), 6.8(d), 6.9(1) and 6.9(2) dated September 3, 2010 (as amended on September 18, 2010), and the First Plan Amendment dated September 10, 2010), the amended and restated plan of reorganization and compromise attached as Exhibit “E” to the Supplemental Fifty-Ninth Report of the Monitor to be filed forthwith (as may be further modified, amended, or supplemented in accordance with the terms of such plan of reorganization and compromise, the “CCAA Plan”) and the submissions of counsel for the Petitioners listed in Schedules “A” and “B” hereto other than Bowater Canada Finance Corporation (“BCFC”) (the “Applicants”, each an “Applicant”) and the Monitor, and other interested parties;

GIVEN the provisions of the Initial Order granted by this Court in this matter on April 17, 2009, as subsequently amended and restated, the Claims Procedure Orders granted by this Court on August 26, 2009, January 18, 2010, February 23, 2010, and July 21, 2010, the Cross-border Court-to-Court Protocol approved by this Court on July 28, 2009, the Cross-border Claims Protocol approved by this Court on January 18, 2010, the Cross-border Voting Protocol Approved by this Court on July 9, 2010 and the creditors’ meeting order granted by this Court on July 9, 2010, as amended on July 21, 2010;

GIVEN the provisions of the CCAA and CBCA;

WHEREFORE, THE COURT:

1.	GRANTS the Motion.

Definitions

2.	DECLARES that any capitalized terms not otherwise defined in this Order shall have the meaning ascribed thereto in the CCAA Plan[14] and the Creditors’ Meeting Order, as the case may be.

[14]	It is understood that for the purposes of this Sanction Order, the CCAA Plan is the Plan of Reorganisation and Compromise (as modified, amended or supplemented by CCAA Plan Supplements 3.2, 6.1(a)(i) (as amended on September 13, 2010) and 6.1(a)(ii) dated September 1, 2010, CCAA Plan Supplements 6.8(a), 6.8(b) (as amended on September 13, 2010), 6.8d), 6.9(1) and 6.9(2) dated September 3, 2010, and the First Plan Amendment dated September 10, 010, and as may be further modified, amended, or supplemented in accordance with the terms of such Plan of Reorganization and Compromise) included as Schedules E and F to the Supplemental 59th Report of the Monitor dated September 21, 2010.

Service and Meeting

3.	DECLARES that the notices given of the presentation of the Motion and related Sanction Hearing are proper and sufficient, and in accordance with the Creditors’ Meeting Order.

4.	DECLARES that there has been proper and sufficient service and notice of the Meeting Materials, including the CCAA Plan, the Circular and the Notice to Creditors in connection with the Creditors’ Meeting, to all Affected Unsecured Creditors, and that the Creditors’ Meeting was duly convened, held and conducted in conformity with the CCAA, the Creditors’ Meeting Order and all other applicable orders of the Court.

5.	DECLARES that no meetings or votes of (i) holders of Equity Securities and/or (ii) holders of equity securities of ABH are required in connection with the CCAA Plan and its implementation, including the implementation of the Restructuring Transactions as set out in the Restructuring Transactions Notice dated September 1, 2010, as amended on September 13, 2010.

6.	DECLARES that:

(a)	the CCAA Plan and its implementation (including the implementation of the Restructuring Transactions) have been approved by the Required Majorities of Affected Unsecured Creditors in each of the following classes in conformity with the CCAA: ACI Affected Unsecured Creditor Class, the ACCC Affected Unsecured Creditor Class, the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, the Saguenay Forest Products Affected Unsecured Creditor Class, the BCFPI Affected Unsecured Creditor Class, the AbitibiBowater Canada Affected Unsecured Creditor Class, the Bowater Maritimes Affected Unsecured Creditor Class, the ACNSI Affected Unsecured Creditor Class, the Office Products Affected Unsecured Creditor Class and the Recycling Affected Unsecured Creditor Class;

(b)	the CCAA Plan was not approved by the Required Majority of Affected Unsecured Creditors in the BCFC Affected Unsecured Creditors Class and that the Holders of BCFC Affected Unsecured Claims are therefore deemed to be Unaffected Creditors holding Excluded Claims against BCFC for the purpose of the CCAA Plan and this Order, and that BCFC is therefore deemed not to be an Applicant for the purpose of this Order;

(c)	the Court is satisfied that the Petitioners and the Partnerships have complied with the provisions of the CCAA and all the orders made by this Court in the context of these CCAA Proceedings in all respects;

(d)	the Court is satisfied that no Petitioner or Partnership has either done or purported to do anything that is not authorized by the CCAA; and

(e)	the CCAA Plan (and its implementation, including the implementation of the Restructuring Transactions), is fair and reasonable, and in the best interests of the Applicants and the Partnerships, the Affected Unsecured Creditors, the other stakeholders of the Applicants and all other Persons stipulated in the CCAA Plan.

7.	ORDERS that the CCAA Plan and its implementation, including the implementation of the Restructuring Transactions, are sanctioned and approved pursuant to Section 6 of the CCAA, Section 191 of the CBCA, and, as at the Implementation Date, will be effective and will enure to the benefit of and be binding upon the Applicants, the Partnerships, the Reorganized Debtors, the Affected Unsecured Creditors, the other stakeholders of the Applicants and all other Persons stipulated in the CCAA Plan.

CCAA Plan Implementation

8.

DECLARES that the Applicants, the Partnerships, the Reorganized Debtors and the Monitor, as the case may be, are authorized and directed to take all steps and actions necessary or appropriate, as determined by the Applicants, the Partnerships and the

Reorganized Debtors in accordance with and subject to the terms of the CCAA Plan, to implement and effect the CCAA Plan, including the Restructuring Transactions, in the manner and the sequence as set forth in the CCAA Plan, the Restructuring Transactions Notice and this Order, and such steps and actions are hereby approved.

9.	AUTHORIZES the Applicants, the Partnerships and the Reorganized Debtors to request, if need be, one or more order(s) from this Court, including CCAA Vesting Order(s), for the transfer and assignment of assets to the Applicants, the Partnerships, the Reorganized Debtors or other entities referred to in the Restructuring Transactions Notice, free and clear of any financial charges, as necessary or desirable to implement and effect the Restructuring Transactions as set forth in the Restructuring Transactions Notice.

10.	DECLARES that, pursuant to Section 191 of the CBCA, the articles of AbitibiBowater Canada will be amended by new articles of reorganization in the manner and at the time set forth in the Restructuring Transactions Notice.

11.	DECLARES that all Applicants and Partnerships to be dissolved pursuant to the Restructuring Transactions shall be deemed dissolved for all purposes without the necessity for any other or further action by or on behalf of any Person, including the Applicants or the Partnerships or their respective securityholders, directors, officers, managers or partners or for any payments to be made in connection therewith, provided, however, that the Applicants, the Partnerships and the Reorganized Debtors shall cause to be filed with the appropriate Governmental Entities articles, agreements or other documents of dissolution for the dissolved Applicants or Partnerships to the extent required by applicable Law.

12.

DECLARES that, subject to the performance by the Applicants and the Partnerships of their obligations under the CCAA Plan, and in accordance with Section 8.1 of the CCAA Plan, all contracts, leases, Timber Supply and Forest Management Agreements (“TSFMA”) and outstanding and unused volumes of cutting rights (backlog) thereunder, joint venture agreements, agreements and other arrangements to which the Applicants or the Partnerships are a party and that have not been terminated including as part of the Restructuring Transactions or repudiated in accordance with the terms of the Initial Order will be and remain in full force and effect, unamended, as at the Implementation Date, and no Person who is a party to any such contract, lease, agreement or other arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect by reason of:

(a)	any event that occurred on or prior to the Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults, events of default, or termination events arising as a result of the insolvency of the Applicants and the Partnerships);

(b)	the insolvency of the Applicants, the Partnerships or any affiliate thereof or the fact that the Applicants, the Partnerships or any affiliate thereof sought or obtained relief under the CCAA, the CBCA or the Bankruptcy Code or any other applicable legislation;

(c)	any of the terms of the CCAA Plan, the U.S. Plan or any action contemplated therein, including the Restructuring Transactions Notice;

(d)	any settlements, compromises or arrangements effected pursuant to the CCAA Plan or the U.S. Plan or any action taken or transaction effected pursuant to the CCAA Plan or the U.S. Plan; or

(e)	any change in the control, transfer of equity interest or transfer of assets of the Applicants, the Partnerships, the joint ventures, or any affiliate thereof, or of any entity in which any of the Applicants or the Partnerships held an equity interest arising from the implementation of the CCAA Plan (including the Restructuring Transactions Notice) or the U.S. Plan, or the transfer of any asset as part of or in connection with the Restructuring Transactions Notice.

13.	DECLARES that any consent or authorization required from a third party, including any Governmental Entity, under any such contracts, leases, TSFMAs and outstanding and unused volumes of cutting rights (backlog) thereunder, joint venture agreements, agreements or other arrangements in respect of any change of control, transfer of equity interest, transfer of assets or transfer of any asset as part of or in connection with the Restructuring Transactions Notice be deemed satisfied or obtained, as applicable.

14.	DECLARES that the determination of Proven Claims in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol and the Creditors’ Meeting Order shall be final and binding on the Applicants, the Partnerships, the Reorganized Debtors and all Affected Unsecured Creditors.

Releases and Discharges

15.	CONFIRMS the releases contemplated by Section 6.10 of the CCAA Plan and DECLARES that the said releases constitute good faith compromises and settlements of the matters covered thereby, and that such compromises and settlements are in the best interests of the Applicants and its stakeholders, are fair, equitable, and are integral elements of the restructuring and resolution of these proceedings in accordance with the CCAA Plan, it being understood that for the purpose of these releases and/or this Order, the terms “Applicants” or “Applicant’ are not meant to include Bowater Canada Finance Corporation (“BCFC”)

16.	ORDERS that, upon payment in full in cash of all BI DIP Claims and ULC DIP Claim in accordance with the CCAA Plan, the BI DIP Lenders and the BI DIP Agent or ULC, as the case may be, shall at the request of the Applicants, the Partnerships or the Reorganized Debtors, without delay, execute and deliver to the Applicants, the Partnerships or the Reorganized Debtors such releases, discharges, authorizations and directions, instruments, notices and other documents as the Applicants, the Partnerships or the Reorganized Debtors may reasonably request for the purpose of evidencing and/or registering the release and discharge of any and all Financial Charges with respect to the BI DIP Claims or the ULC DIP Claim, as the case may be, the whole at the expense of the Applicants, the Partnerships or the Reorganized Debtors.

17.	ORDERS that, upon payment in full in cash of their Secured Claims in accordance with the CCAA Plan, the ACCC Administrative Agent, the ACCC Term Lenders, the BCFPI Administrative Agent, the BCFPI Lenders, the Canadian Secured Notes Indenture Trustee and any Holders of a Secured Claim, as the case may be, shall at the request of the Applicants, the Partnerships or the Reorganized Debtors, without delay, execute and deliver to the Applicants, the Partnerships or the Reorganized Debtors such releases, discharges, authorizations and directions, instruments, notices and other documents as the Applicants, the Partnerships or the Reorganized Debtors may reasonably request for the purpose of evidencing and/or registering the release and discharge of any and all Financial Charges with respect to the ACCC Term Loan Claim, BCFPI Secured Bank Claim, Canadian Secured Notes Claim or any other Secured Claim, as the case may be, the whole at the expense of the Applicants, the Partnerships or the Reorganized Debtors.

For the purposes of the present paragraph 17, in the event of any dispute as to the amount of any Secured Claim, the Applicants, Partnerships or Reorganized Debtors, as the case may be, shall be permitted to pay to the Monitor the full amount in dispute (as specified by the affected Secured Creditor or by this Court upon summary application) and, upon payment of the amount not in dispute, receive the releases, discharges, authorizations, directions, instruments notices or other documents as provided for therein. Any amount paid to the Monitor in accordance with this paragraph shall be held in trust by the Monitor for the holder of the Secured Claim and the payer as their interests shall be determined by agreement between the parties or, failing agreement, as directed by this Court after summary application.

18.	PRECLUDES the prosecution against the Applicants, the Partnerships or the Reorganized Debtors, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the CCAA Plan.

Accounts with Financial Institutions

19.	ORDERS that any and all financial institutions (the “Financial Institutions”) with which the Applicants, the Partnerships and the Reorganized Debtors have or will have accounts (the “Accounts”) shall process and/or facilitate the transfer of, or changes to, such Accounts in order to implement the CCAA Plan and the transactions contemplated thereby, including the Restructuring Transactions.

20.	ORDERS that Mr. Allen Dea, Vice-President and Treasurer of ABH, or any other officer or director of the Reorganized Debtors, is empowered to take all required acts with any of the Financial Institutions to affect the transfer of, or changes to, the Accounts in order to facilitate the implementation of the CCAA Plan and the transactions contemplated thereby, including the Restructuring Transactions.

Effect of failure to implement CCAA Plan

21.	ORDERS that, in the event that the Implementation Date does not occur, Affected Unsecured Creditors shall not be bound to the valuation, settlement or compromise of their Affected Claims at the amount of their Proven Claims in accordance with the CCAA Plan, the Claims Procedure Orders or the Creditors’ Meeting Order. For greater certainty, nothing in the CCAA Plan, the Claims Procedure Orders, the Creditors’ Meeting Order or in any settlement, compromise, agreement, document or instrument made or entered into in connection therewith or in contemplation thereof shall, in any way, prejudice, quantify, adjudicate, modify, release, waive or otherwise affect the validity, enforceability or quantum of any Claim against the Applicants or the Partnerships, including in the CCAA Proceedings or any other proceeding or process, in the event that the Implementation Date does not occur.

Charges created in the CCAA Proceedings

22.	ORDERS that, upon the Implementation Date, all CCAA Charges against the Applicants and the Partnerships or their property created by the CCAA Initial Order or any subsequent orders shall be determined, discharged and released, provided that the BI DIP Lenders Charge shall be cancelled on the condition that the BI DIP Claims are paid in full on the Implementation Date.

Fees and Disbursements

23.	ORDERS AND DECLARES that, on and after the Implementation Date, the obligation to pay the reasonable fees and disbursements of the Monitor, counsel to the Monitor and counsel to the Applicants and the Partnerships, in each case at their standard rates and charges and including any amounts outstanding as of the Implementation Date, in respect of the CCAA Plan, including the implementation of the Restructuring Transactions, shall become obligations of Reorganized ABH.

Exit Financing

24.	ORDERS that the Applicants are authorized and empowered to execute, deliver and perform any credit agreements, instruments of indebtedness, guarantees, security documents, deeds, and other documents, as may be required in connection with the Exit Facilities.

Stay Extension

25.	EXTENDS the Stay Period in respect of the Applicants until the Implementation Date.

26.	DECLARES that all orders made in the CCAA Proceedings shall continue in full force and effect in accordance with their respective terms, except to the extent that such Orders are varied by, or inconsistent with, this Order, the Creditors’ Meeting Order, or any further Order of this Court.

Monitor and Chief Restructuring Officer

27.	DECLARES that the protections afforded to Ernst & Young Inc., as Monitor and as officer of this Court, and to the Chief Restructuring Officer pursuant to the terms of the Initial Order and the other Orders made in the CCAA Proceedings shall not expire or terminate on the Implementation Date and, subject to the terms hereof, shall remain effective and in full force and effect.

28.	ORDERS AND DECLARES that any distributions under the CCAA Plan and this Order shall not constitute a “distribution” and the Monitor shall not constitute a “legal representative” or “representative” of the Applicants for the purposes of section 159 of the Income Tax Act (Canada), section 270 of the Excise Tax Act (Canada), section 14 of the Act Respecting the Ministère du Revenu (Québec), section 107 of the Corporations Tax Act (Ontario), section 22 of the Retail Sales Tax Act (Ontario), section 117 of the Taxation Act, 2007 (Ontario) or any other similar federal, provincial or territorial tax legislation (collectively the “Tax Statutes”) given that the Monitor is only a Disbursing Agent under the CCAA Plan, and the Monitor in making such payments is not “distributing”, nor shall be considered to “distribute” nor to have “distributed”, such funds for the purpose of the Tax Statutes, and the Monitor shall not incur any liability under the Tax Statutes in respect of it making any payments ordered or permitted hereunder, and is hereby forever released, remised and discharged from any claims against it under or pursuant to the Tax Statutes or otherwise at law, arising in respect of payments made under the CCAA Plan and this Order and any claims of this nature are hereby forever barred.

29.	ORDERS AND DECLARES that the Disbursing Agent, the Applicants and the Reorganized Debtors, as necessary, are authorized to take any and all actions as may be necessary or appropriate to comply with applicable Tax withholding and reporting requirements, including withholding a number of shares of New ABH Common Stock equal in value to the amount required to comply with such withholding requirements from the shares of New ABH Common Stock to be distributed to current or former employees and making the necessary arrangements for the sale of such shares on the TSX or the New York Stock Exchange on behalf of the current or former employees to satisfy such withholding requirements. All amounts withheld on account of Taxes shall be treated for all purposes as having been paid to the Affected Unsecured Creditor in respect of which such withholding was made, provided such withheld amounts are remitted to the appropriate Governmental Entity.

Claims Officers

30.	DECLARES that, in accordance with paragraph 25 hereof, any claims officer appointed in accordance with the Claims Procedure Orders shall continue to have the authority conferred upon, and to the benefit from all protections afforded to, claims officers pursuant to Orders in the CCAA Proceedings.

General

31.	ORDERS that, notwithstanding any other provision in this Order, the CCAA Plan or these CCAA Proceedings, the rights of the public authorities of British Columbia, Ontario or New Brunswick to take the position in or with respect to any future proceedings under environmental legislation that this or any other Order does not affect such proceedings by reason that such proceedings are not in relation to a claim within the meaning of the CCAA or are otherwise beyond the jurisdiction of Parliament or a court under the CCAA to affect in any way is fully reserved; as is reserved the right of any affected party to take any position to the contrary.

32.	DECLARES that nothing in this Order or the CCAA Plan shall preclude NPower Cogen Limited (“Cogen”) from bringing a motion for, or this Court from granting, the relief sought in respect of the facts and issues set out in the Claims Submission of Cogen dated August 10, 2010 (the “Claim Submission”), and the Reply Submission of Cogen dated August 24, 2010, provided that such relief shall be limited to the following:

(a)	a declaration that Cogen’s claim against Abitibi Consolidated Inc. (“Abitibi”) and its officers and directors, arising from the supply of electricity and steam to Bridgewater Paper Company Limited between November 1, 2009 and February 2, 2010 in the amount of £9,447,548 plus interest accruing at the rate of 3% per annum from February 2, 2010 onwards (the “Claim Amount”) is (i) unaffected by the CCAA Plan or Sanction Order; (ii) is an Excluded Claim; or (iii) is a Secured Claim; (iv) is a D&O Claim; or (v) is a liability of Abitibi under its Guarantee;

(b)	an Order directing Abitibi and its Directors and Officers to pay the Claim Amount to Cogen forthwith; or

(c)	in the alternative to (b), an order granting leave, if leave be required, to commence proceedings for the payment of the Claim Amount under s. 241 of the CBCA and otherwise against Abitibi and its directors and officers in respect of same.

33.	DECLARES that any of the Applicants, the Partnerships, the Reorganized Debtors or the Monitor may, from time to time, apply to this Court for directions concerning the exercise of their respective powers, duties and rights hereunder or in respect of the proper execution of the Order on notice to the Service List.

34.	DECLARES that this Order shall have full force and effect in all provinces and territories in Canada.

35.	REQUESTS the aid and recognition of any Court or administrative body in any Province of Canada and any Canadian federal court or administrative body and any federal or state court or administrative body in the United States of America and any court or administrative body elsewhere, to act in aid of and to be complementary to this Court in carrying out the terms of the Order, including the registration of this Order in any office of public record by any such court or administrative body or by any Person affected by the Order.

Provisional Execution

36.	ORDERS the provisional execution of this Order notwithstanding any appeal and without the necessity of furnishing any security;

WITHOUT COSTS.

Montreal, September 23, 2010

/s/ Clément Gascon, J.S.C.
Clément Gascon J.S.C.

Mr. Sean Dunphy Me Guy P. Martel and Me Joseph Reynaud

STIKEMAN, ELLIOTT

Attorneys for the Debtors

Me Gilles Paquin and Me Avram Fishman

FLANZ FISHMAN MELAND PAQUIN

Attorneys for the Monitor

Mr. Robert Thornton

THORNTON GROUT FINNIGAN

Attorneys for the Monitor

Me Bernard Boucher

BLAKE CASSELS & GRAYDON LLP

Attorneys for BI Citibank (London Branch), as Agent for Citibank, N.A.

Me Jocelyn Perreault

McCARTHY TETRAULT LLP

Attorneys for Bank of Nova Scotia (as Administrative and Collateral Agent)

Me Marc Duchesne and Me François Gagnon

BORDEN, LADNER, GERVAIS

Attorneys for the Ad hoc Committee of the Senior Secured Noteholders and U.S. Bank National Association, Indenture Trustee for the Senior Secured Noteholders

Mr. Frederick L. Myers and Mr. Robert J. Chadwick

GOODMANS LLP

Attorneys for the Ad hoc Committee of Bondholders

Mr. Michael B. Rotsztein

TORYS LLP

Attorneys for Fairfax Financial Holdings Ltd.

Me Louise Hélène Guimond

TRUDEL NADEAU

Attorneys for Syndicat canadien des communications, de l’énergie et du papier (SCEP) et ses sections locales 59-N, 63, 84, 84-35, 88, 90, 92, 101, 109, 132, 138,139, 161, 209, 227, 238, 253, 306, 352, 375, 1256 et 1455 and for Syndicat des employés(es) et employés(es) professionnels(-les) et de bureau — Québec (SEPB) et les sections locales 110, 151 et 526

Me Neil Peden

WOODS

Mr. Raj Sahni

BENNETT JONES

Attorneys for The Official Committee of Unsecured Creditors of AbitibiBowater Inc. & al.

Me Sébastien Guy

BLAKE CASSELS & GRAYDON LLP

Attorneys for Cater Pillar Financial Services and Desjardins Trust inc.

Mr. Richard Butler

Ministry of Attorney General

Attorneys for Her Majesty the Queen in Right of the Province of British Columbia and the Attorney General of British Columbia

Me Louis Dumont and Mr. Neil Rabinovitch

FRASER MILNER CASGRAIN

Attorneys for Aurelius Capital Management LLC and Contrarian Capital Management LLC

Mr. Christopher Besant

BAKER & McKENZIE

Attorneys for NPower Cogen Limited

Mr. Len Marsello

Counsel for the Attorney General for Ontario

Mr. Carl Holm

WICKWIRE HOLM

Attorneys for Bowater Canada Finance Company

Mr. David Ward

CASSELS BROCK & BLACKWELL LLP

Attorneys for Wilmington Trust US Indenture Trustee of Unsecured Notes issued by BCFC

Dates of hearing:            September 20 and 21, 2010

SCHEDULE “A”

ABITIBI PETITIONERS

1.	ABITIBI-CONSOLIDATED INC.

2.	ABITIBI-CONSOLIDATED COMPANY OF CANADA

3.	3224112 NOVA SCOTIA LIMITED

4.	MARKETING DONOHUE INC.

5.	ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDING INC.

6.	3834328 CANADA INC.

7.	6169678 CANADA INC.

8.	4042140 CANADA INC.

9.	DONOHUE RECYCLING INC.

10.	1508756 ONTARIO INC.

11.	3217925 NOVA SCOTIA COMPANY

12.	LA TUQUE FOREST PRODUCTS INC.

13.	ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14.	SAGUENAY FOREST PRODUCTS INC.

15.	TERRA NOVA EXPLORATIONS LTD.

16.	THE JONQUIERE PULP COMPANY

17.	THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY,

18.	SCRAMBLE MINING LTD.

19.	9150-3383 QUÉBEC INC.

20.	ABITIBI-CONSOLIDATED (U.K.) INC.

SCHEDULE “B”

BOWATER PETITIONERS

1.	BOWATER CANADIAN HOLDINGS INC.

2.	BOWATER CANADA FINANCE CORPORATION

3.	BOWATER CANADIAN LIMITED

4.	3231378 NOVA SCOTIA COMPANY

5.	ABITIBIBOWATER CANADA INC.

6.	BOWATER CANADA TREASURY CORPORATION

7.	BOWATER CANADIAN FOREST PRODUCTS INC.

8.	BOWATER SHELBURNE CORPORATION

9.	BOWATER LAHAVE CORPORATION

10.	ST-MAURICE RIVER DRIVE COMPANY LIMITED

11.	BOWATER TREATED WOOD INC.

12.	CANEXEL HARDBOARD INC.

13.	9068-9050 QUÉBEC INC.

14.	ALLIANCE FOREST PRODUCTS (2001) INC.

15.	BOWATER BELLEDUNE SAWMILL INC.

16.	BOWATER MARITIMES INC.

17.	BOWATER MITIS INC.

18.	BOWATER GUÉRETTE INC.

19.	BOWATER COUTURIER INC.

SCHEDULE “C”

18.6 CCAA PETITIONERS

1.	ABITIBIBOWATER INC.

2.	ABITIBIBOWATER US HOLDING 1 CORP.

3.	BOWATER VENTURES INC.

4.	BOWATER INCORPORATED

5.	BOWATER NUWAY INC.

6.	BOWATER NUWAY MID-STATES INC.

7.	CATAWBA PROPERTY HOLDINGS LLC

8.	BOWATER FINANCE COMPANY INC.

9.	BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10.	BOWATER AMERICA INC.

11.	LAKE SUPERIOR FOREST PRODUCTS INC.

12.	BOWATER NEWSPRINT SOUTH LLC

13.	BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14.	BOWATER FINANCE II, LLC

15.	BOWATER ALABAMA LLC

16.	COOSA PINES GOLF CLUB HOLDINGS LLC